Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

MARRIOTT INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (3)
Equity	Class A Common Stock, par value $0.01 per share	Rule 457(a)	15,275,000 (1)(2)	$174.15	$2,660,141,250	$110.20 per $1,000,000	$293,147.57
Total Offering Amounts					$2,660,141,250		$293,147.57
Total Fee Offsets (4)							—
Net Fee Due							$293,147.57
(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also registers such amount of additional securities that may be offered pursuant to the terms of the 2023 Marriott International, Inc. Stock and Cash Incentive Plan (the “Plan”) to prevent dilution as a result of stock splits, stock dividends or similar transactions.
(2)    Represents (i) 11,750,000 shares of the Registrant’s Class A Common Stock (“Common Stock”) authorized to be issued under the Plan and (ii) 3,525,000 shares of Common Stock that may become available for issuance under the Plan as a result of the Plan’s share recycling provisions.
(3)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act based on the average of the high and low sales prices of the Common Stock, as quoted on the Nasdaq Global Select Market on May 11, 2023.
(4)    The Registrant does not have any fee offsets.